Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) hereby amends that certain Employment Agreement effective as of March 16, 2026 (the “Employment Agreement”) between New Era Energy & Digital, Inc., a Nevada corporation (the “Company”), and Ted G. Warner (“Executive”).

WHEREAS, Executive currently serves as the Company’s Chief Financial Officer;

WHEREAS, the Company desires to promote Executive to the position of President and Chief Financial Officer, and Executive desires to accept such promotion, effective as of July 1, 2026; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to reflect Executive’s promotion.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Effective as of July 1, 2026, Section 2 of the Employment Agreement is hereby deleted and replaced entirely with the following:

“2. Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the CEO and the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances. During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. During the Employment Period, Executive shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each of its subsidiaries and affiliates to which he provides services, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Executive shall make full disclosure to the CEO and Chairman of the Board of all Business Opportunities and not appropriate for his own benefit any such Business Opportunities. For purposes of this Agreement, “Business Opportunities” shall mean all material business ideas, prospects, proposals, and other opportunities pertaining to the Business of the Company and its subsidiaries and affiliates that come to Executive’s attention during the Employment Period that he determines, while acting reasonably in good faith and as a fiduciary to the Company, should be further considered by the CEO and the Board.”

2. Except as otherwise set forth herein, the terms of the Employment Agreement remain unchanged and in full force and effect.

3. This Amendment may be executed in separate counterparts (including counterparts transmitted by facsimile or Adobe PDF attached to an email), each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

4. This Amendment and the Employment Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of July 1, 2026.

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ Charles Nelson
Name:	Charles Nelson
Title:	Chief Executive Officer

TED G. WARNER

/s/ Ted G. Warner